                           SCHEDULE 14A INFORMATION


                   PROXY STATEMENT PURSUANT TO SECTION 14(A)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


FILED BY THE REGISTRANT  [X]

FILED BY A PARTY OTHER THAN THE REGISTRANT  [ ]


Check the appropriate box:


[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission only (as permitted by Rule
     14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section
     240.14a-12


                        INSIGNIA FINANCIAL GROUP, INC.
               (Name of Registrant as Specified in its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement it other than the Registrant)




Payment of Filing Fee (Check the appropriate box):

 [X] No fee required.

 [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1. Title of each class of securities to which transaction applies:

    2. Aggregate number of securities to which transaction applies:

    3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

    4. Proposed maximum aggregate value of transaction:

    5. Total fee paid:


 [ ] Fee paid previously with preliminary materials.
 [ ] Check box if any part of the fee is offset as provided by Exchange Act
     Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.


    1. Amount Previously Paid:
    2. Form, Schedule or Registration Statement No.:
    3. Filing Party:
    4. Date Filed:

                             [INSIGNIA LETTERHEAD]



                                                    May 31, 2000







Dear Stockholder:


     On behalf of the Board of Directors, I cordially invite you to attend the 2000 Annual Meeting of Stockholders of Insignia Financial Group, Inc. The Annual Meeting will be held on Wednesday, July 5, 2000, beginning at 11:00 a.m., local time, at Proskauer Rose LLP, 1585 Broadway, 26th Floor, New York, NY 10036. The formal Notice of Annual Meeting is set forth in the enclosed material.

     The matters expected to be acted upon at the meeting are described in the attached Proxy Statement. During the meeting, stockholders will have the opportunity to ask questions and comment on the Company's operation.

     It is important that your views be represented whether or not you are able to be present at the Annual Meeting. Please sign and return the enclosed proxy card promptly.

     We appreciate your investment in Insignia Financial Group, Inc. and urge you to return your proxy card as soon as possible.


                                       Sincerely,

                                       /s/ Andrew L. Farkas
                                       ---------------------------------------
                                       Andrew L. Farkas
                                       Chairman of the Board of
                                       Directors and Chief Executive Officer

                        INSIGNIA FINANCIAL GROUP, INC.


                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS


     Notice is hereby given that the Annual Meeting of Stockholders of Insignia Financial Group, Inc. (the "Company") will be held on Wednesday, July 5, 2000, beginning at 11:00 a.m., local time, at Proskauer Rose LLP, 1585 Broadway, 26th Floor, New York, NY 10036 for the following purposes:

1. to elect three directors, each for a term of three years expiring in 2003;

2. to consider and vote upon the approval of an amendment to the Insignia Financial Group, Inc. Executive Performance Incentive Plan;

3. to ratify the appointment of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 2000; and

4. to transact such other business as may lawfully come before the meeting and any postponement or adjournment thereof.

     Information with respect to the above matters is set forth in the Proxy Statement that accompanies this Notice. Financial and other information concerning the Company is contained in the Annual Report to Stockholders for the year ended December 31, 1999.


     The Board of Directors has fixed the close of business on May 18, 2000 as the record date for determining stockholders entitled to notice of and to vote at the meeting. A complete list of the stockholders of record entitled to vote at the meeting will be produced at the time and place of the meeting and will be open to stockholders of record during the whole time thereof.


     So that we may be sure your shares will be voted at the meeting, please date, sign and return the enclosed proxy card promptly. For your convenience if you are in the United States, a prepaid return envelope is enclosed for your use in returning your proxy card. If you attend the meeting, you may revoke your proxy and vote in person.


                                        By Order of the Board of Directors,


                                        /s/ Adam B. Gilbert
                                        ----------------------------------------
                                        Adam B. Gilbert
                                        Secretary



New York, New York
May 31, 2000


     YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. EVEN IF YOU PLAN TO BE PRESENT, PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AT YOUR EARLIEST CONVENIENCE IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE MEETING, YOU MAY VOTE EITHER IN PERSON OR BY YOUR PROXY.

                        INSIGNIA FINANCIAL GROUP, INC.

                                200 PARK AVENUE
                           NEW YORK, NEW YORK 10166

                              ------------------
                                PROXY STATEMENT
                              ------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JULY 5, 2000


GENERAL INFORMATION

     The enclosed proxy is solicited by the Board of Directors of Insignia Financial Group, Inc., a Delaware corporation ("Insignia" or the "Company"), for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held on Wednesday, July 5, 2000, beginning at 11:00 a.m., local time, at Proskauer Rose LLP, 1585 Broadway, 26th Floor, New York, NY 10036, and at any postponement or adjournment thereof. The Notice of Annual Meeting of Stockholders, this Proxy Statement and the enclosed proxy card will be first mailed to stockholders on or about May 31, 2000.

     Insignia, which was incorporated under the laws of the state of Delaware on May 6, 1998 and was formerly known as Insignia/ESG Holdings, Inc., originally was a wholly-owned subsidiary of Insignia Financial Group, Inc., a Delaware corporation ("Former Parent"). On September 21, 1998, Former Parent effected the spin-off of Insignia through a pro rata distribution to the holders of Class A common stock of Former Parent of all the then outstanding common stock of Insignia (the "Spin-Off"). On October 1, 1998, Former Parent (which then consisted solely of businesses and assets relating to the multi-family residential real estate industry) merged into Apartment Investment and Management Company, a Maryland corporation ("AIMCO"), with AIMCO being the surviving corporation (the "Merger"). On November 2, 1998, Insignia assumed the name of Former Parent, "Insignia Financial Group, Inc.," and reclaimed Former Parent's original New York Stock Exchange symbol, "IFS." The principal executive offices of Insignia are located at 200 Park Avenue, New York, New York 10166.

     The securities of the Company entitled to vote at the Annual Meeting consist of shares of common stock, par value $.01 per share, of the Company ("Common Stock"). At the close of business on May 18, 2000 (the "Record Date"), there were outstanding and entitled to vote 21,229,071 shares of Common Stock. The holders of record of Common Stock on the Record Date are entitled to one vote per share. The Company's Certificate of Incorporation does not provide for cumulative voting in the election of directors.

VOTING AND PROXY PROCEDURES

     Properly executed proxies received in time for the Annual Meeting will be voted in accordance with the directions given in the proxy. The enclosed form of proxy provides a means for the holders of Common Stock to vote for all nominees for director listed therein or to withhold authority to vote for one or more of such nominees. Stockholders are urged to specify their choices on the proxy, but if no choice is specified, eligible shares will be voted FOR (1) the election of the three nominees for director named therein, (2) the proposed amendment to the Insignia Financial Group, Inc. 1998 Executive Performance Incentive Plan (the "Incentive Plan"), and (3) the ratification of the appointment of Ernst & Young LLP ("E&Y") as the Company's independent auditors for the fiscal year ending December 31, 2000. At the date of this Proxy Statement, management of the Company knows of no other matters which are likely to be brought before the Annual Meeting. However, if any other matters should properly come before the Annual Meeting, the persons named in the enclosed proxy will have discretionary authority to vote such proxy in accordance with their best judgment on such matters.

     If the enclosed form of proxy is executed and returned, it may nevertheless be revoked by a duly executed later dated proxy, by written notice filed with the Secretary of the Company at the Company's corporate office at any time before the proxy is exercised, or by voting in person at the Annual Meeting.

     The holders of a majority of the total shares of Common Stock issued and outstanding at the close of business on the Record Date, whether present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. The affirmative vote of a plurality of the votes cast at the Annual Meeting is required for the election of directors, and the affirmative vote of a majority of the votes cast at the Annual Meeting is required to approve the proposed amendment to the Incentive Plan, for the ratification of the appointment of E&Y as the Company's independent auditors for the fiscal year ending December 31, 2000 and for any other matters that may properly come before the Annual Meeting or any postponement or adjournment thereof.

     Abstentions are counted toward the calculation of a quorum but are not treated as either a vote for or against a proposal. Any unvoted position in a brokerage account will be considered as not voted and will not be counted toward fulfillment of quorum requirements. Thus, abstentions and broker non-votes will not be included in vote totals and will not affect the outcome of the vote, except in the case of the proposal to amend the Incentive Plan where they will not be counted toward meeting the New York Stock Exchange requirement that the total votes cast on the proposal represent over 50% of all shares of Common Stock entitled to vote on the proposal.

     The cost of solicitation of proxies will be paid by the Company. In addition to solicitation by mail, proxies may be solicited by the directors, officers and employees of the Company, without additional compensation, by personal interview, telephone, telegram or otherwise. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries who hold the Common Stock of record for the forwarding of solicitation materials to the beneficial owners thereof. The Company will reimburse such brokers, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith. To assist in the solicitation of proxies, the Company has engaged D.F. King & Co., Inc. at a fee not to exceed $5,000 plus reimbursement of its out-of-pocket expenses.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of May 1, 2000, certain information with respect to shares of Common Stock beneficially owned by each of Insignia's directors, by Insignia's Chief Executive Officer and each of the four other most highly compensated executive officers (the "Named Executive Officers"), by all of its directors and executive officers as a group and by persons who are known to the Company to be the beneficial owners of more than five percent of the issued and outstanding shares of Common Stock. Such persons have sole voting power and sole dispositive power with respect to all shares set forth in the table unless otherwise specified in the footnotes to the table.

                                                NUMBER OF SHARES      PERCENT OF
NAME OF BENEFICIAL OWNER                       BENEFICIALLY OWNED       CLASS
-------------------------------------------   --------------------   -----------
Andrew L. Farkas ..........................         1,397,480(1)          6.6%
Insignia Financial Group, Inc.
200 Park Avenue
New York, NY 10166

Apollo Real Estate Investment .............         2,596,434(2)         11.8%
Fund, L.P. and Apollo Real Estate
Advisors, L.P.
2 Manhattanville Road
Purchase, NY 10577

Capital Group International, Inc. .........         2,403,130(3)         11.4%
and Capital Guardian Trust
Company
11100 Santa Monica Boulevard
Los Angeles, CA 90025

                                                                          NUMBER OF SHARES                  PERCENT OF
NAME OF BENEFICIAL OWNER                                                 BENEFICIALLY OWNED                    CLASS
---------------------------------------------------------   --------------------------------------------   ------------
J. & W. Seligman & Co. ..................................                     1,327,889(4)                      6.3%
Incorporated and
William C. Morris
100 Park Avenue
New York, NY 10017

Gotham Partners, L.P. ...................................                     1,361,535(5)                      6.5%
110 East 42nd Street
New York, NY 10017

Dimensional Fund Advisors, Inc. .........................                     1,548,731(6)                      7.4%
1299 Ocean Avenue, 11th Floor
Santa Monica, CA 90401

Stephen Feinberg ........................................                     1,785,714(7)                      7.8%
450 Park Avenue, 28th Floor
New York, New York 10022

Eminence Capital, LLC ...................................                     1,175,000(8)                      5.6%
200 Park Avenue, Suite 3300
New York, New York 10166

Robert J. Denison .......................................                       114,300(9)                        *

Robin L. Farkas .........................................                       187,869(10)                       *

Frank M. Garrison .......................................                        76,899(11)                       *

Edward S. Gordon ........................................                       230,252(12)                     1.1%

Andrew J.M. Huntley .....................................                        63,272(13)                       *

Robert G. Koen ..........................................                        12,570(14)*

Stephen B. Siegel .......................................                       249,932(15)                     1.2%

Ronald Uretta ...........................................                       103,435(16)                       *

H. Strauss Zelnick ......................................                        23,570(17)                       *

All directors and executive officers as a group .........                     2,653,596(1)(8)-(10)(18)         12.4%
 (13 individuals)

----------
(*)   Denotes less than 1%.

(1) Includes shares owned by (i) Metro Shelter Directives, Inc., (ii) Metropolitan Asset Group, Ltd., and (iii) F III, Inc. Also includes 148,890 shares subject to options and warrants that are or will become exercisable within 60 days.

(2) Apollo Real Estate Advisors, L.P. is the managing general partner of Apollo Real Estate Investment Fund, L.P. (collectively, "Apollo"). Includes 928,611 shares that are subject to warrants. The foregoing is based upon a Schedule 13G filed by Apollo with the Securities and Exchange Commission (the "Commission") dated June 25, 1999.

(3) Capital Group International, Inc. ("Capital") is the parent holding company of a group of investment management companies. Capital does not have investment power or voting power over any of the securities reported herein. Capital Guardian Trust Company ("Capital Guardian"), a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934 and a wholly owned subsidiary of Capital, is the beneficial owner of the reported shares as a result of serving as the investment manager of various institutional accounts. The shares reported include 48,000 shares resulting from the assumed conversion of warrants to purchase Common Stock. The foregoing is based upon a Schedule 13G filed by Capital and Capital Guardian with the Commission dated February 10, 2000.

(4) J. & W. Seligman & Co. Incorporated ("JWS") is the beneficial owner of the reported shares as a result of serving as an investment adviser. William C. Morris, as the owner of a majority of the outstanding voting securities of JWS, also may be deemed to beneficially own the reported shares. The foregoing is based upon a Schedule 13G/A filed by JWS and Mr. Morris with the Commission dated February 10, 2000.

(5) The number of shares of Common Stock reported to be beneficially owned by Gotham Partners, L.P. is based upon a Schedule 13G/A filed by Gotham Partners, L.P. with the Commission dated February 15, 2000.

(6) Dimensional Fund Advisors, Inc. ("Dimensional") serves as an investment advisor to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other comingled trusts and separate accounts (the "Funds"). In its role as investment advisor or manager, Dimensional possesses voting and/or investment power over the securities of the Company that are owned by the Funds. The foregoing is based upon a Schedule 13G filed by Dimensional with the Commission dated February 4, 2000.

(7) Mr. Feinberg possesses sole voting and investment authority over 250,000 shares of convertible preferred stock (the "Preferred Stock") of the Company the record holder of which is Madeleine L.L.C. The Preferred Stock is convertible at any time into a total of 1,785,714 shares of Common Stock. The foregoing is based upon a Schedule 13D filed by Mr. Feinberg with the Commission dated February 18, 2000.

(8) The number of shares of Common Stock reported to be beneficially owned by Eminence Capital Group, LLC is based upon a Schedule 13G filed with the Commission dated March 22, 2000.

(9) Includes (i) 29,566 shares held by First Security Associates L.P., a limited partnership of which Mr. Denison is the sole general partner,
      (ii) 56,032 shares held by First Security Company II, L.P., a limited partnership of which Mr. Denison is the sole general partner, (iii) 266 shares held by First Security Management, Inc. ("FMS"), a corporation of which Mr. Denison is the president and sole shareholder, and (iv) 15,866 shares held by First Security International Ltd., an investment fund for which FMS serves as investment advisor. Includes 12,570 shares subject to options and warrants that are or will become exercisable within 60 days.

(10) Includes 6,666 shares owned by Mr. Farkas' wife, with respect to which Mr. Farkas disclaims beneficial ownership, and 12,570 shares subject to options and warrants that are or will become exercisable within 60 days.

(11) Includes 43,360 shares subject to options and warrants that are or will become exercisable within 60 days.

(12) Includes 200,000 shares subject to options that are or will become exercisable within 60 days.

(13) Includes (a) 15,669 shares subject to options which are or will become exercisable within 60 days, (b) 14,007 shares owned by Mr. Huntley's family, with respect to which Mr. Huntley disclaims beneficial ownership, and (c) 2,500 shares owned by Ashfern Development, a private company the stockholders of which are Mr. Huntley and members of his immediate family.

(14) Includes 12,570 shares subject to options and warrants that are or will become exercisable within 60 days.

(15) Includes (a) 163,439 shares subject to options that are or will become exercisable within 60 days, and (b) 50 shares owned by Mr. Siegel's child, with respect to which Mr. Siegel disclaims beneficial ownership.

(16) Includes (a) 43,360 shares subject to options and warrants which are or will become exercisable within 60 days, and (b) 133 shares owned by Mr. Uretta's spouse and 538 shares owned by Mr. Uretta's children, which respect to which Mr. Uretta disclaims beneficial ownership.

(17) Includes 12,570 shares subject to options and warrants that are or will become exercisable within 60 days.

(18) Includes 268,012 shares subject to options and warrants that are or will become exercisable within 60 days.

                   MATTERS TO COME BEFORE THE ANNUAL MEETING


PROPOSAL 1: ELECTION OF DIRECTORS

     The Company's Certificate of Incorporation provides that the Board of Directors of Insignia (the "Insignia Board") will consist of not fewer than three persons. The Insignia Board has fixed the number of directors at seven.

     The Certificate of Incorporation of the Company divides the Insignia Board into three classes, with such classes being as nearly equal in number as the total number of directors constituting the entire Insignia Board permits. The terms of office of the respective classes expire in successive years. At the Annual Meeting, three members are to be elected to the Insignia Board to serve for a term of three years until the annual meeting of stockholders in 2003. Each of the nominees is now a director of the Company and is standing for reelection. The Insignia Board has no reason to believe that any of the nominees will be unable to serve if elected to office and, to the knowledge of the Insignia Board, the nominees intend to serve the entire term for which election is sought. Should any or all of the nominees named herein become unable or unwilling to accept nomination or election, the persons named in the proxy will vote for such other person or persons as the Insignia Board may recommend. The affirmative vote of a plurality of the votes cast at the Annual Meeting is required for the election of directors.


                THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A
                VOTE FOR THE ELECTION OF EACH OF THE NOMINEES.

     The following provides information about the three nominees for election to the Insignia Board, all of whom are incumbent directors, as well as the other incumbent members of the Insignia Board.


NOMINEES FOR ELECTION TO TERMS EXPIRING 2003


ROBIN L. FARKAS

     Robin L. Farkas, 66, has been a director of Insignia since its inception in May 1998. Mr. Farkas is currently a self-employed private investor. From March 1994 to March 1995, Mr. Farkas was director of the Dormitory Authority of the State of New York and from 1984 until 1993 Mr. Farkas was the Chairman of the Board and Chief Executive Officer of Alexander's Inc., a real estate company. He is also a director of REFAC Technology, a company engaged in the licensing of intellectual property rights and product design and development, a director of Noodle Kiddoodle, Inc., a retailer of children's educational toys, and Chairman and a director of India Ventures LLC, a venture capital firm investing in India. Mr. Farkas is the father of Andrew L. Farkas.


ROBERT J. DENISON

     Robert J. Denison, 59, has been a director of Insignia since its inception in May 1998. Mr. Denison has been General Partner of First Security Company II, L.P., an investment advisory firm, for more than the past five years.


H. STRAUSS ZELNICK

     H. Strauss Zelnick, 42, has been a director of Insignia since August 1998. Mr. Zelnick has been President and Chief Executive Officer of BMG Entertainment, a division of Bertelsmann AG, since July 1998. Mr. Zelnick was President and Chief Executive Officer of BMG Entertainment North America, a division of BMG Entertainment, from January 1995 to June 1998. Prior to joining BMG Entertainment, Mr. Zelnick was President and Chief Executive Officer of Crystal Dynamics, a supplier of video game software, from 1993 to 1994. Mr. Zelnick is a director of On2.com, a provider of broadband content delivery over the Internet, and of UGO Networks, an Internet-based entertainment company.

DIRECTORS WHOSE TERMS EXPIRE 2001


ANDREW L. FARKAS

     Andrew L. Farkas, 39, has been a director and Chairman of Insignia since its inception in May 1998 and Chief Executive Officer of Insignia since August 1998. Mr. Farkas served as Chairman and Chief Executive Officer of Former Parent from January 1991 until October 1998 when Former Parent merged into AIMCO, as Former Parent's President from May 1995 until October 1998, and as a director of Former Parent from its inception in August 1990 until October 1998. He served as Chief Executive Officer of Insignia Properties Trust (a subsidiary of Former Parent) ("IPT") from December 1996 until September 1998 and as Chairman of its Board of Trustees from December 1996 until February 1999, when IPT merged into AIMCO.


STEPHEN B. SIEGEL

     Stephen B. Siegel, 55, has been a director of Insignia since its inception in May 1998 and President of Insignia since August 1998. Mr. Siegel also serves as Chairman (since September 1998) and Chief Executive Officer of Insignia/ESG, Inc. ("Insignia/ESG"), a subsidiary of Insignia which was a subsidiary of Former Parent (since July 1996). Mr. Siegel served as President of Edward S. Gordon Company, Incorporated (now Insignia/ESG) from June 1992 until May 1998. Mr. Siegel is a director of Liberty Property Trust, a real estate investment trust, and a director of Tower Realty Trust, Inc., a real estate investment trust.


DIRECTORS WHOSE TERMS EXPIRE 2002


ANDREW J.M. HUNTLEY

     Andrew J.M. Huntley, 61, has been a director and member of the Office of the Chairman of Insignia since its inception in May 1998. Mr. Huntley also serves as Chairman of Insignia Richard Ellis ("IRE"), a subsidiary of Insignia. Since May 1993, Mr. Huntley has been the Chairman of Richard Ellis Group Limited ("REGL") (and its predecessor entity), a position he continued to hold following Insignia's acquisition of REGL and the acquisition by REGL of St. Quintin Holdings Limited (forming IRE). Mr. Huntley has an employment agreement with Insignia pursuant to which Insignia has agreed to use its best endeavors to nominate Mr. Huntley as a director of Insignia.


ROBERT G. KOEN

     Robert G. Koen, 53, has been a director of Insignia since its inception in May 1998. Since February 1996, Mr. Koen has been a partner in the law firm of Akin, Gump, Strauss, Hauer & Feld, LLP, which represents Insignia or certain of its affiliates from time to time. From January 1991 to February 1996, Mr. Koen was a partner in the law firm of LeBoeuf, Lamb, Greene & MacRae, L.L.P.

     The Company's By-laws provide that nominations for the election of directors to the Insignia Board may be made by or at the direction of the Insignia Board or by any stockholder entitled to vote for the election of directors as described below. The By-laws establish an advance notice procedure for the nomination, other than by or at the direction of the Insignia Board, of candidates for election as directors. Notice of director nominations must be timely given in writing to the Secretary of Insignia prior to the meeting at which the directors are to be elected. To be timely, notice must be delivered to or mailed and received at the principal executive offices of Insignia not less than 50 nor more than 80 days prior to the scheduled date of the annual meeting or special meeting of stockholders called by the Insignia Board for the purpose of electing directors, provided, however, that if less than 60 days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so delivered or mailed and received not later than the close of business on the tenth day following the earlier of (i) the day on which such notice of the date of the meeting was mailed, or (ii) the day on which such public disclosure was made. Notice to Insignia from a stockholder who proposes to nominate a person at a meeting for election as a director must contain all information about such person that would be required to be included in a proxy statement soliciting proxies for the election of the proposed nominee (including such person's written consent to serve as a director if so elected) and certain information about the stockholder proposing to nominate that person. If the chairman of the meeting of stockholders determines that a person was not nominated in accordance with the nomination procedure, such nomination will be disregarded.


COMMITTEES OF THE BOARD OF DIRECTORS

     The Insignia Board has three standing committees: the Executive Committee, the Audit Committee and the Compensation Committee. The Insignia Board does not have a standing nominating committee. The functions normally performed by a nominating committee are performed by the Insignia Board as a whole. The primary functions of the Committees and their members are as follows:

     Executive Committee -- This Committee has the authority of the Insignia Board to act on most matters during intervals between meetings of the Insignia Board. The members of the Executive Committee are Andrew L. Farkas (Chairman), Robin L. Farkas, Mr. Siegel, Mr. Koen and Mr. Huntley.

     Audit Committee -- This Committee has responsibility for making recommendations to the Insignia Board with respect to the appointment of independent public accountants, reviewing significant audit and accounting policies and practices, meeting with Insignia's independent public accountants concerning, among other things, the scope of audits and reports, and reviewing the performance of the overall accounting and financial controls of Insignia. The members of the Audit Committee are Mr. Denison (Chairman) and Mr. Zelnick.

     Compensation Committee -- This Committee has responsibility for reviewing and approving the compensation and benefits of executive officers, advising management regarding benefits, including bonuses, and other terms and conditions of compensation of other employees, administering Insignia's incentive compensation plans, including the Insignia Financial Group, Inc. Stock Incentive Plan (the "Stock Plan") and the Incentive Plan, and reviewing and recommending compensation of directors. The members of the Compensation Committee are Mr. Denison (Chairman) and Mr. Zelnick.


MEETINGS OF THE INSIGNIA BOARD

     During the fiscal year ended December 31, 1999, the Insignia Board met ten times, the Executive Committee met five times, the Audit Committee met one time and the Compensation Committee met three times. No incumbent director attended fewer than 75% of the meetings of the Insignia Board and the Committees of which he is a member, except that each of Messrs. Robin L. Farkas and H. Strauss Zelnick attended 60% and Mr. Andrew Huntley attended 50% of the meetings of the Insignia Board and the Committee of which he is a member.


COMPENSATION OF DIRECTORS

     Directors who are also officers of the Company do not receive any fee or remuneration for services as members of the Insignia Board. During fiscal 1999, each of Insignia's directors who is not an employee of Insignia received a fee of $25,000 per year for serving as a director, which fee has been increased to $50,000 per year for fiscal 2000. Each director who is not a full-time employee of Insignia is eligible to participate in the Stock Plan, which provides for each non-employee director to receive at the time of his initial election an option to purchase 20,000 shares of Common Stock, a portion of which is exercisable the year after the grant, and to receive an additional option each year thereafter to purchase 2,000 shares, in each case, at the then fair market value of the Common Stock. In January 2000, each non-employee director received from Insignia (i) a warrant to purchase 25,000 shares of Common Stock at the then fair market value of the Common Stock, and (ii) a Restricted Equity Grant (as defined below) of a 0.25% interest in Insignia's aggregate equity interests in all New Operating Entities (as defined below) and New Investment Entities (as defined below) (see "Compensation Relating to Insignia's Investment in Internet Initiatives" below for a description of the Restricted Equity Grant program).

                            EXECUTIVE COMPENSATION


COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION


  ROLE OF THE COMPENSATION COMMITTEE

     The Compensation Committee of the Insignia Board is currently composed of Messrs. Denison and Zelnick. The Compensation Committee has responsibility for determining the Company's compensation program for its executive officers, including the Named Executive Officers (as defined below). The Committee also administers the Stock Plan and the Incentive Plan and, subject to the provisions of such plans, determines grants under the plans for all employees, including the Named Executive Officers.

     The Compensation Committee has furnished this report on the Company's executive compensation policies. This report describes the Compensation Committee's compensation policies applicable to the Company's executive officers and provides specific information regarding the compensation of the Company's Chief Executive Officer. (The information contained in the "Compensation Committee Report on Executive Compensation" shall not be deemed to be "soliciting material" or to be "filed" with the Commission, nor shall such information be incorporated by reference into any future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), except to the extent that the Company specifically incorporates it by reference into such filing.)


  PRINCIPLES OF EXECUTIVE COMPENSATION AND PROGRAM COMPONENTS

     The Company's executive compensation philosophy is designed to attract and retain outstanding executives and to foster employee commitment and align employee and stockholder interests. To this end, the Company has sought to provide competitive levels of compensation that integrate pay with the Company's annual and long-term performance goals and reward above-average corporate performance. The Company believes that these objectives are best accomplished by offering its senior employees a compensation program consisting of base salary, annual incentive payments and periodic grants of stock options, restricted stock and other stock-based awards. In addition, certain employees of Insignia, including certain executives, receive incentive awards consisting of equity interests in limited partnerships or limited liability companies (or contractual interests in Insignia's equity interests) in entities in which Insignia has invested. Such interests are subject to performance and vesting provisions established by Insignia and, once vested, entitle the holder to receive a portion of the proceeds remaining after Insignia has received a return of its invested capital and a preferred return thereon, if any, paid or distributed upon liquidation of, or the occurrence of certain other liquidity events with respect to, the entities.

     Annual compensation for executive officers is tied to Insignia's financial performance; the performance of certain units within Insignia; the performance of specific transactions; and the results achieved by individual executives in the preceding fiscal year. Insignia takes into account various qualitative and quantitative indicators of corporate and individual performance in determining the level of compensation for senior executives, such as growth in earnings, EBITDA and the achievement of business unit growth. The Compensation Committee has set executive performance objectives for 2000. Insignia believes that it offers compensation competitive with compensation offered by comparable commercial real estate services companies.


  BASE SALARY

     The Committee annually reviews executive officer salaries and, after consultation with the Chief Executive Officer, makes adjustments as warranted based on competitive practices and the individual's performance. Salary increases, if made, generally occur during the first quarter of the calendar year retroactive to January 1st of that year.


  INSIGNIA EXECUTIVE PERFORMANCE INCENTIVE PLAN

     The Incentive Plan provides for annual incentive payments to key executives of Insignia and its subsidiaries based upon the performance of Insignia (or a subsidiary, division or other operational unit).

The Incentive Plan is based on a strong pay-for-performance philosophy and provides a direct linkage between Insignia's performance and compensation. A central element of this philosophy is to link a significant portion of annual cash compensation to the attainment of annual financial objectives.

     Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), generally disallows a Federal income tax deduction to any publicly held corporation for compensation paid in excess of $1,000,000 in any taxable year to the chief executive officer or any of the four other most highly compensated executive officers. Insignia intends to structure awards under the Incentive Plan so that compensation resulting therefrom would be qualified "performance based compensation" eligible for continued deductibility. The Incentive Plan currently provides that no individual may receive for any fiscal year an amount under the Incentive Plan which exceeds $3,000,000. If the proposed amendment to the Incentive Plan is approved, the foregoing amount will be increased to $5,000,0000.


  STOCK PLAN

     The Stock Plan is intended to enhance the profitability and value of Insignia for the benefit of its stockholders by enabling Insignia (i) to offer stock-based incentives to employees and consultants of Insignia and its affiliates, thereby creating a means to raise the level of stock ownership by such individuals in order to attract, retain and reward such individuals and strengthen the mutuality of interests between such individuals and stockholders, and (ii) to grant nondiscretionary, nonqualified stock options to non-employee directors, thereby creating a means to attract, retain and reward such non-employee directors and strengthen the mutuality of interests between non-employee directors and stockholders. The Stock Plan permits the grant of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock, performance shares, performance units and other stock-based awards.


  CHIEF EXECUTIVE OFFICER'S COMPENSATION

     The Compensation Committee reviews the compensation for the Chief Executive Officer, who is responsible for the strategic direction and financial performance of Insignia. The Chief Executive Officer's base salary in effect in 2000 is $1,000,000 per year. During 1999, Insignia paid the Chief Executive Officer a base salary of $750,000 pursuant to his employment agreement with Insignia in effect in 1999. Pursuant to his employment agreement, Insignia also paid the Chief Executive Officer an annual bonus of $1,765,000 for 1999. (See "Employment Agreements" below for a summary of the material terms of Mr. Farkas' employment agreement with Insignia.)


     In approving the compensation terms of Mr. Farkas' employment agreement with Insignia, the Compensation Committee took into account Insignia's strong revenue growth, its strong balance sheet and the achievement of significant strategic goals, including Internet and new technology initiatives.

                                        Members of the Compensation Committee

                                        Robert J. Denison
                                        H. Strauss Zelnick


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 1999, Messrs. Denison and Zelnick (non-employee directors) served as members of the Compensation Committee. None of the Compensation Committee members or executive officers have any relationships which must be disclosed under this caption.

EXECUTIVE SUMMARY COMPENSATION TABLE

     The following table sets forth certain information concerning compensation for the fiscal year ended December 31, 1999 of the Chief Executive Officer and the four other most highly compensated Executive Officers (the "Named Executive Officers").

                          SUMMARY COMPENSATION TABLE

                                                          ANNUAL COMPENSATION
                                         -----------------------------------------------------
                                                                            OTHER ANNUAL
NAME AND PRINCIPAL POSITION                  SALARY        BONUS            COMPENSATION
---------------------------------        ------------- ------------- -------------------------
Andrew L. Farkas ................ 1999    $  750,000    $1,765,000                 -- (3)
 Chairman of the Board of         1998    $  750,000    $1,500,000          $  134,308(5)
 Directors and Chief
 Executive Officer
Stephen B. Siegel ............... 1999    $1,000,000    $1,300,000          $1,671,706(8)(3)
 Director and President;          1998    $1,000,000    $1,800,000          $1,572,212(8)(3)
 Chairman and Chief
 Executive Officer of
 Insignia/ESG, Inc.
Frank M. Garrison ............... 1999    $  450,000    $  200,000                 -- (3)
 Office of the Chairman;          1998    $  400,000    $  525,000                 -- (3)
 President of Insignia
 Financial Services, Inc.
Edward S. Gordon ................ 1999    $1,000,000    $1,275,000          $  280,752(10)(3)
 Office of the Chairman           1998    $1,000,000    $1,261,067          $  346,577(10)(3)
Ronald Uretta ................... 1999    $  500,000    $  200,000                 -- (3)
 Chief Operating Officer and      1998    $  500,000    $  525,000                 -- (3)
 Treasurer; President of
 Insignia/ESG, Inc. and
 President of Insignia
 Residential Group, Inc.

                                           LONG-TERM
                                          COMPENSATION
                                  ----------------------------
                                           AWARDS(1)
                                  ----------------------------
                                   RESTRICTED     SECURITIES
                                      STOCK       UNDERLYING        ALL OTHER
NAME AND PRINCIPAL POSITION        AWARDS ($)     OPTIONS(#)     COMPENSATION(2)
--------------------------------- ------------ --------------- -------------------
Andrew L. Farkas ................                       --          $  277,680(4)
 Chairman of the Board of                           50,000(6)       $5,049,000(7)
 Directors and Chief
 Executive Officer
Stephen B. Siegel ...............                       --          $  259,241(4)
 Director and President;                           100,000(6)               --
 Chairman and Chief
 Executive Officer of
 Insignia/ESG, Inc.
Frank M. Garrison ...............                       --          $  582,586(4)
 Office of the Chairman;                            50,000(6)       $1,800,680(9)
 President of Insignia
 Financial Services, Inc.
Edward S. Gordon ................                       --                  --
 Office of the Chairman                            250,000(6)               --
Ronald Uretta ...................                       --          $  509,458(4)
 Chief Operating Officer and                        50,000(6)       $1,800,680(9)
 Treasurer; President of
 Insignia/ESG, Inc. and
 President of Insignia
 Residential Group, Inc.

----------
(1) Grants of options to purchase Common Stock listed herein exclude options to purchase shares of Class A common stock of Former Parent which were assumed by Insignia in connection with the Spin-Off.

(2) Excludes payments made by Former Parent in connection with the Spin-Off to retire options and warrants to purchase shares of Class A common stock of Former Parent at a price equal to the difference between the exercise price per share for such options and warrants and $25.

(3)   Total perquisites did not exceed $50,000.

(4) Includes the aggregate value at the grant date of incentive awards consisting of interests in general and limited partnerships and limited liability companies. Also includes in fiscal 1999, cash payments received by each of the Named Executive Officers in connection with dispositions of, and distributions with respect to, incentive award interests in limited partnerships and certain debt instruments granted prior to fiscal 1999 as follows: (a) Andrew L. Farkas: $264,580; (b) Stephen B. Siegel:
      $243,141; (c) Frank M. Garrison: $529,838; and (d) Ronald Uretta:
      $499,958.

(5) Represents perquisites for fiscal 1998 totaling $134,308, including $84,141 for personal tax return preparation.

(6) Granted on September 21, 1998 in connection with the consummation of the Spin-Off.

(7) Represents a one-time bonus paid upon consummation of the Merger pursuant to the terms of Mr. Farkas' employment agreement with Insignia in effect in 1998.

(8) With respect to fiscal 1999, includes (i) $1,096,256 in commissions and advances on commissions paid pursuant to Mr. Siegel's employment agreement with Insignia (ii) and forgiveness of principal (in the amount of $500,000) and interest (in the amount of approximately $75,450) on loans from Insignia to Mr. Siegel. With respect to fiscal 1998, represents (i) commissions and advances on commissions paid pursuant to Mr. Siegel's employment agreement with Insignia and Former Parent and
      (ii) forgiveness of principal (in the amount of approximately $222,222) and interest (in the amount of approximately $51,500) on a $1,000,000 loan from Insignia to Mr. Siegel. No attempt has been made to pro rate commissions based on the period before the Spin-Off and the period after the Spin-Off.

(9) Represents (i) a one-time bonus of $1,262,250 paid upon consummation of the Merger pursuant to his employment agreement with Insignia, and (ii) a one-time incentive payment of $538,430 resulting from a profit interest in an asset acquired by Insignia.

(10) With respect to fiscal 1999, represents $280,752 in commissions and advances on commissions paid pursuant to Mr. Gordon's employment agreement with Insignia. With respect to fiscal 1998, represents commissions totaling $346,577 paid pursuant to Mr. Gordon's employment agreement with Insignia.

OPTION GRANTS DURING FISCAL 1999

     Insignia did not grant any options to the Named Executive Officers in fiscal 1999.


OPTION EXERCISES AND VALUES FOR FISCAL 1999

     The following table provides information concerning options exercised in fiscal 1999 by the Named Executive Officers and the value of such officers' unexercised options at December 31, 1999.

                AGGREGATED OPTION EXERCISES IN FISCAL 1999 AND
                         FISCAL YEAR-END OPTION VALUES


                                                                   NUMBER OF SECURITIES              VALUE OF UNEXERCISED
                                                                  UNDERLYING UNEXERCISED             IN-THE-MONEY OPTIONS
                                  SHARES                       OPTIONS AT FISCAL YEAR-END(#)        AT FISCAL YEAR-END($)
                               ACQUIRED ON        VALUE       -------------------------------   ------------------------------
NAME                           EXERCISE(#)     REALIZED ($)    EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
---------------------------   -------------   -------------   -------------   ---------------   -------------   --------------
Andrew L. Farkas ..........        --              --             10,000           40,000            --               --
Stephen B. Siegel .........        --              --            125,710          258,380            --               --
Frank M. Garrison .........        --              --             10,000           40,000            --               --
Edward S. Gordon ..........        --              --            150,000          100,000            --               --
Ronald Uretta .............        --              --             10,000           40,000            --               --

EMPLOYMENT AGREEMENTS

     Following is a description of employment agreements between Insignia and each the Named Executives Officers.

Andrew L. Farkas

     Andrew L. Farkas is employed by Insignia pursuant to an employment agreement dated May 18, 2000, effective as of January 1, 2000 (the "Farkas Employment Agreement"), which provides for him to serve as Chairman of the Board of Directors and Chief Executive Officer of Insignia until December 31, 2002 (the "Expiration Date"), or such earlier date as provided therein. Mr. Farkas receives an annual salary of $1,000,000 (the "Base Salary"), subject to such discretionary increases as may be determined by the Insignia Board. In addition, Mr. Farkas received a signing bonus of $146,000 and he may receive
(i) an annual performance bonus of up to $3,000,000 under the Incentive Plan based on Mr. Farkas' performance against objectives determined by the Compensation Committee in accordance with the Incentive Plan, (ii) an additional annual performance bonus of up to $1,000,000 based on Mr. Farkas' performance against performance targets developed by the Compensation Committee, and (iii) an annual discretionary bonus which the Compensation Committee of the Board may elect to pay Mr. Farkas in such amount as it may determine to be appropriate. Mr. Farkas also is entitled to certain perquisites. Mr. Farkas may elect to convert the Farkas Employment Agreement into a consulting agreement with the Company on substantially the same terms as the Farkas Employment Agreement (except that Mr. Farkas shall cease to be an officer and director of the Company) if (a) without the prior written consent of Mr. Farkas, his title, powers or duties within the Company have been substantially diminished, other than as a result of termination for cause, or
(b) the Company has undergone a change of control (as set forth in the Farkas Employment Agreement) after or in connection with a Significant Transaction (as defined below).

     Under the Farkas Employment Agreement, in January 2000 Mr. Farkas was granted an option and a warrant exercisable for an aggregate of 1,000,000 shares of Common Stock at an exercise price of $8.00 per share. In addition, he will have the right to receive Restricted Equity Grants (as defined below) with respect to investments by Insignia and its subsidiaries in certain new business (see "Compensation Relating to Insignia's Equity Investments in Internet Initiatives" below for a summary of the Restricted Equity Grant program). During the term of the Farkas Employment Agreement, Mr. Farkas also will continue to participate in the Company's co-investment programs on the basis currently in place or as may be amended by the Compensation Committee (See "Compensation Relating to Insignia's Equity Investments in Real Estate" below for a summary of the Company's co-investment program).

     Mr. Farkas has agreed that for one year after the cessation of his employment with the Company, he will not, if such action would have a material adverse effect on the Company, in direct competition with the Company, solicit business from any of Insignia's customers or clients with whom he has had "material contact" (as defined in the Farkas Employment Agreement) during the twelve month period preceding the date of cessation of his employment with Insignia, and he will neither solicit employees of Insignia to work for any direct competitor of Insignia for two years after the cessation of this employment with the Company, nor interfere with any contracts that exist between the Company and any customers or clients of the Company as of the effective date of the Farkas Employment Agreement.

     Mr. Farkas' employment will be terminated in the event that Mr. Farkas is disabled during his employment with Insignia, whereupon Insignia will pay 75% of his then-current Base Salary for a period of time equal to twice the remaining term under the Farkas Employment Agreement immediately prior to his termination (but not less than four years). If Mr. Farkas dies during the term of the Farkas Employment Agreement, Insignia will pay to his estate his Base Salary through the Expiration Date. If Mr. Farkas is terminated without cause and such termination is not in connection with a Significant Transaction (as defined below), Insignia will pay his then-current Base Salary through the Expiration Date. In addition, if Mr. Farkas dies, is disabled or is terminated without cause during the term of the Farkas Employment Agreement, Insignia will continue to pay all perquisites to which Mr. Farkas is entitled and will pay all bonuses to be paid upon the occurrence of a Significant Transaction (as defined below) or a Material Asset Disposition (as defined below) to Mr. Farkas or his estate if the Significant Transaction or the Material Asset Disposition giving rise to such payment occurs, or a definitive agreement regarding such event has been executed (a) before or within 180 days after the termination of Mr. Farkas's employment due to his death, (b) before or within 185 days after the termination of Mr. Farkas' employment due to his disability, or (c) before the Expiration Date in the event Mr. Farkas' employment is terminated without cause.

     The Farkas Employment Agreement provides that upon the occurrence of any one of several events or transactions involving Insignia set forth in the Farkas Employment Agreement (each, a "Significant Transaction"), including, but not limited to, any change of control (as defined in the Farkas Employment Agreement) of Insignia, Insignia is required to pay to Mr. Farkas an amount equal to 1.0% of the total equity market capitalization of Insignia on the date the Significant Transaction occurs. Upon the occurrence of a Significant Transaction and/or upon termination for any reason, other than termination for cause or voluntary termination by Mr. Farkas, all options and warrants (but not Restricted Equity Grants (as defined below)) granted to Mr. Farkas will vest immediately and be exercisable. The Farkas Employment Agreement also provides that in the event that Insignia enters into a transaction resulting in (i) a majority of the equity interest in Insignia being beneficially owned by a person or persons who is not an affiliate of Insignia, or (ii) the spin-off, sale or other disposition to a third party of one or more of Insignia's subsidiaries, divisions or operating businesses(each, a "Material Asset Disposition"), Insignia will pay to Mr. Farkas a cash bonus equal to 1.0% of the consideration received by Insignia or its stockholders as a result of such Material Asset Disposition.

     To the extent Mr. Farkas would be subject to the excise tax under Section 4999 of the Code on amounts or benefits to be received from Insignia required to be included in the calculation of parachute payments for purposes of Sections 280G and 4999 of the Code, the amounts of any such payments will be automatically reduced to an amount one dollar less than an amount that would subject Mr. Farkas to the excise tax under Section 4999 of the Code, provided that the automatic reduction would apply only if the reduced payments received by Mr. Farkas (after taking into account further reductions for applicable taxes) would be greater than his unreduced payments, after applicable taxes.

Stephen B. Siegel

     Insignia, Insignia/ESG and Stephen B. Siegel are parties to an employment agreement (the "Siegel Employment Agreement"), which expires on December 31, 2002, subject to earlier termination or extension as provided for in the Agreement. The Siegel Employment Agreement provides that Mr. Siegel shall serve as President of Insignia and Chairman and Chief Executive Officer of Insignia/ESG, among other duties. Under the Siegel Employment Agreement, Mr. Siegel receives (i) a base annual salary of

$1,000,000, (ii) 30% of all promotional commission revenues earned, received and retained by Insignia/ ESG in respect of transactions as to which Mr. Siegel has rendered services recognized by Insignia/ESG, and (iii) 50% of all net commissions in respect of agency transactions as to which Mr. Siegel has rendered services recognized by Insignia/ESG. The Siegel Employment Agreement also provides that Mr. Siegel will receive, for each year or part thereof during the employment term, an amount (up to a maximum of $400,000 annually) equal to 0.6% of the gross commissions earned, received and retained by Insignia/ESG, but only to the extent that Insignia/ESG and all of its wholly-owned subsidiaries meet or exceed its annual Net EBITDA (as defined below) budget, as established by Insignia's Compensation Committee, after reduction for all bonus compensation paid to employees of Insignia/ESG (including the imputed bonus of Mr. Siegel), all Insignia/ESG overhead allocations and all other compensation paid to Mr. Siegel, which annual Net EBITDA budget will be increased by Insignia's Compensation Committee for each subsequent year by an amount of no more than 10% of the annual Net EBITDA budget for the immediately preceding year. "Net EBITDA" means earnings before interest, taxes, depreciation and amortization, computed in accordance with generally accepted accounting principles, consistently applied. The Siegel Employment Agreement further provides that Mr. Siegel will receive for each year an annual bonus of 10%, or such lesser percentage as Insignia's Compensation Committee, in its sole and absolute discretion, shall determine, of the increase in annual Net EBITDA, reduced by all bonus compensation paid to the employees of Insignia/ESG (including the imputed bonus of Mr. Siegel), all Insignia/ESG overhead allocations and all compensation paid to Mr. Siegel over the annual Net EBITDA for the immediately preceding year.

     In addition, upon the consummation of a transaction resulting in a change in the ownership of a majority of the issued and outstanding shares of Common Stock and a change in the majority of the Insignia Board, Mr. Siegel is entitled to receive a payment in the amount of 0.5% of the consideration received by Insignia and its stockholders in such transaction (excluding the assumption of liabilities), which payment is required to be made upon the earlier of the termination of Mr. Siegel's employment with Insignia, other than for cause or voluntary termination, or the expiration of the term of the Siegel Employment Agreement.

     Former Parent made a loan to Mr. Siegel in the amount of $1,000,000. The loan, which was assumed by Insignia in connection with the Spin-Off, is being forgiven ratably over a three-year period beginning July 1, 1998 provided that Mr. Siegel remains employed by Insignia and is not in material breach of the Siegel Employment Agreement. In addition, Insignia/ESG has purchased, at Insignia/ESG's expense, term life insurance on the life of Mr. Siegel with a death benefit of $5,000,000, the beneficiaries of which are designated by Mr. Siegel.

     In September 1999, Insignia made a loan to Mr. Siegel in the amount of $500,000. The terms of the loan are described below (see "Certain Relations and Related Transactions").

     The Siegel Employment Agreement provides that Mr. Siegel will not compete with either Insignia or Insignia/ESG for two years after the termination of the Siegel Employment Agreement. Upon Mr. Siegel's death, Insignia or Insignia/ESG is required to pay Mr. Siegel's estate $1,000,000 per annum during the remaining term of the Siegel Employment Agreement, not to exceed one year. If Mr. Siegel is terminated for cause (as defined in the Siegel Employment Agreement), Insignia and Insignia/ESG are required to pay Mr. Siegel his base salary, as in effect, up to and including the date on which the termination occurred. If Mr. Siegel is terminated without cause, Mr. Siegel may elect to either observe the non-compete agreement and receive the compensation provided for in the Siegel Employment Agreement until December 31, 2002 or accept other employment that violates the non-compete provision and receive $1,000,000 per year until December 31, 2002, less the aggregate compensation payable to him for such new employment.

     Pursuant to the Siegel Employment Agreement, on September 21, 1998 Mr. Siegel received a grant of options to purchase 100,000 shares of Common Stock. In addition, Insignia has made a loan to Mr. Siegel in the amount of $999,999 to purchase shares of Common Stock which loan is secured by such shares purchased (see "Certain Relationships and Related Transactions").

Frank M. Garrison and Ronald Uretta

     Messrs. Frank M. Garrison and Ronald Uretta are employed by Insignia pursuant to employment agreements with Insignia, effective as of September 21, 1998 (the "Executive Employment Agreements"), as amended, which provide for Mr. Garrison to serve as Executive Managing Director (Mergers & Acquisitions and Investment Banking) of Insignia and for Mr. Uretta to serve as Chief Operating Officer of Insignia until September 22, 2002 (the "Expiration Time") or such earlier date as provided therein. Mr. Garrison's current title is member of the Office of the Chairman of Insignia and President of Insignia Financial Services, Inc. Messrs. Uretta and Garrison each receives a base salary of $500,000 per year, in each case subject to such discretionary increases as may be determined by the Insignia Board, and a performance bonus determined by the Compensation Committee. Messrs. Garrison and Uretta also are entitled to certain perquisites. Messrs. Garrison and Uretta each has agreed that for one year after the termination of his Executive Employment Agreement, he will not solicit business from any of Insignia's customers or clients with whom he has had "material contact" (as defined in the Executive Employment Agreements) during the twelve month period preceding the date of cessation of his employment with Insignia, and he will neither solicit employees of Insignia to work for any direct competitor of Insignia nor purchase any limited partner units of partnerships controlled directly or indirectly by Insignia for two years after the termination of his Executive Employment Agreement.

     Each of the Executive Employment Agreements provides that it will be terminated in the event that either of Messrs. Garrison or Uretta, as applicable, is disabled during his employment with Insignia, whereupon Insignia is required to pay his salary through the Expiration Time and to pay all bonuses to be paid upon the occurrence of a Significant Transaction or a Material Asset Disposition (as described below) if the event giving rise to such payment occurs, or a definitive agreement regarding such event is executed, before or within 180 days after such termination. If either of Messrs. Garrison or Uretta, as applicable, dies during the term of his Executive Employment Agreement, Insignia is required to pay to his estate his salary through the Expiration Time, and to pay all bonuses to be paid upon the occurrence of a Significant Transaction or a Material Asset Disposition if the event giving rise to such payment occurs, or a definitive agreement regarding such event is executed, before or within 180 days after his death. If either of Messrs. Garrison or Uretta, as applicable, is terminated without cause, Insignia is required to pay his salary and all bonuses to be paid upon the occurrence of a Significant Transaction or a Material Asset Disposition through the Expiration Time. Upon termination without cause, or due to Messrs. Garrison's or Uretta's death or disability, all options and warrants granted to Messrs. Garrison or Uretta, as applicable, will immediately vest and be exercisable.

     Upon the occurrence of a Significant Transaction, Messrs. Garrison and Uretta each may elect to convert his Executive Employment Agreement into a consulting agreement with substantially the same terms and conditions, except that the consulting services provided by each of Messrs. Garrison and Uretta shall be provided to Insignia at reasonable times convenient to each of them on no less than five business days' notice. The Executive Employment Agreements also provide that upon the occurrence of a Material Asset Disposition, Insignia is required to pay each of Messrs. Garrison and Uretta a cash bonus equal to 0.5% (or 0.25% if the Executive Employment Agreements are converted to consulting agreements) of the consideration received by Insignia and its stockholders as a result of such Material Asset Disposition.

     To the extent Messrs. Garrison or Uretta would be subject to the excise tax under Section 4999 of the Code on amounts or benefits to be received from Insignia required to be included in the calculation of parachute payments for purposes of Sections 280G and 4999 of the Code, the amounts of any such payments will be automatically reduced to an amount one dollar less than an amount that would subject Messrs. Garrison or Uretta, as applicable, to the excise tax under Section 4999 of the Code, provided that the automatic reduction would apply only if the reduced payments received by Messrs. Garrison or Uretta (after taking into account further reductions for applicable taxes) would be greater than the unreduced payments to be received by Messrs. Garrison or Uretta, after applicable taxes.

Edward S. Gordon

     Edward S. Gordon is employed by Insignia pursuant to an employment agreement between Insignia, Insignia/ESG and Edward S. Gordon, as amended, which expires on June 30, 2001, subject to earlier termination or extension as provided for in the agreement. Mr. Gordon (i) receives an annual base salary of $1,000,000 per annum, (ii) received a one-time grant of options to purchase up to 250,000 shares of Common Stock at $27.125 per share that vest in five equal installments commencing on January 1, 1997, which options were assumed by Insignia at the Spin-Off at $12.625 per share; and (iii) receives the payment of commissions at certain rates and for certain identified transactions, each as set forth in the agreement. The agreement also provides for an annual bonus payment for each year or part thereof which is subject to a bonus plan (the "Gordon Bonus Plan"). The Gordon Bonus Plan provides for an annual bonus for each year (or part thereof) during the term of the employment agreement in an amount equal to 0.75% of the gross revenues of Insignia/ESG's tri-state region (meaning, New York, New Jersey and Connecticut) for such year (or part thereof), if Insignia/ESG's EBITDA for the tri-state region, after adjustment for any bonus payable under the Gordon Bonus Plan with respect to such year (or part thereof), is not less than the Target Amount (as defined below) for such year (or pro rata portion for partial years); provided, however, that in the event Insignia/ ESG's EBITDA for the tri-state region as so calculated is less than the Target Amount (or pro rata portion for partial years), the amount of such bonus shall be reduced by the amount of such deficiency. With respect to any year "Target Amount" is defined as Insignia/ESG's budgeted EBITDA for the tri-state region for such year as determined by the Compensation Committee prior to the commencement of such year, provided, however, that budgeted EBITDA for the tri-state region for any year shall not be more than 110% of the budgeted EBITDA for the tri-state region for the immediately preceding year, and provided further, that the Target Amount may be increased or decreased from time to time if the Compensation Committee reasonably determined that anticipated increases or decreases in Insignia/ESG's EBITDA for the tri-state region must be reflected as a result of any acquisitions or dispositions, respectively, by Insignia/ESG.


     Mr. Gordon has agreed not to compete with either Insignia or Insignia/ESG for five years after the termination of the agreement. As compensation therefore, Mr. Gordon received a $1,000,000 advance payment on July 1, 1996 to be allocated over five years.

     If Mr. Gordon is terminated for cause (as defined in the agreement), Insignia/ESG shall pay Mr. Gordon his base salary, as in effect, up to and including the date on which the termination occurred. Upon termination without cause, Insignia/ESG shall pay Mr. Gordon $1,200,000 per year until June 30, 2001. Upon termination due to death, Insignia/ESG shall pay Mr. Gordon's estate $1,200,000 per annum during the remaining term of the agreement, not to exceed two years.


COMPENSATION RELATING TO INSIGNIA'S EQUITY INVESTMENTS IN REAL ESTATE

     Insignia operates an equity investment program which identifies investment opportunities for select clients and invests along side those clients in the ownership of qualifying properties and related real estate assets. Certain employees of Insignia, including certain executives, receive incentive awards consisting of equity interests in limited and general partnerships and limited liability companies which own or invest in real property, debt secured by real estate or other real estate-related assets and in which Insignia has invested ("Membership Interests"). Such Membership Interests are subject to performance and vesting provisions established by Insignia and, once vested, entitle the holder to receive a portion of the proceeds remaining after Insignia has received a return of its invested capital and a preferred return thereon, if any, paid or distributed upon liquidation of the entities. During fiscal 1999 each of the Named Executive Officers were granted Membership Interests in connection with the equity investment program (the aggregate value of such Membership Interests is included in the Summary Compensation Table). In addition, in fiscal 1999 the Named Executive Officers received payments resulting from dispositions of, and distributions made with respect to, Membership Interests, which payments are disclosed in the notes to the Executive Summary Compensation Table.


COMPENSATION RELATING TO INSIGNIA'S EQUITY INVESTMENTS IN INTERNET INITIATIVES

     The Insignia Board has authorized Mr. Farkas to make restricted grants ("Restricted Equity Grants"), at any time and from time to time, to one or more members of management or other key employees of the Company or its subsidiaries, including himself, of portions of Insignia's equity interests in new entities established to invest in or operate companies or business ventures relating to the Internet and other businesses outside of the scope of the Company's traditional lines of business. A Restricted Equity Grant will constitute a direct or indirect grant of a portion of the Company's equity interest in either a New Investment Entity or a New Operating Entity. A "New Investment Entity" is a special purpose entity initially capitalized by Insignia or one or more of its subsidiaries on or after January 1, 2000 for the primary purpose of (i) making and/or holding a minority, non-controlling investment by the Company in securities of one or more companies or business ventures not directly or indirectly controlled by the Company, or (ii) serving as a managing general partner (or in a similar capacity) of an entity that raises third-party capital to be invested in securities of businesses not directly or indirectly controlled by the Company. A "New Operating Entity" is any operating entity initially capitalized by the Company or one or more of its subsidiaries on or after January 1, 2000 for the primary purpose of engaging in a line of business which is outside the scope of the traditional lines of business engaged in by the Company and its subsidiaries prior to June 1999, which non-traditional businesses include all Internet-oriented lines of business.


     Mr. Farkas is authorized to make Restricted Equity Grants to members of management and key employees of up to 25% in the aggregate of Insignia's equity interests in each New Investment Entity and up to 30% in the aggregate of Insignia's equity interest in each New Operating Entity, provided that (i) the terms of each such Restricted Equity Grant are set forth in a written document signed by the Company and the recipient of such Restricted Equity Grant, and
(ii) with respect to any such award granted to Mr. Farkas or which relates to 3.0% or more of Insignia's equity interest in such New Investment Entity, the terms of the award comply with vesting rules (the "Vesting Rules") specified by the Insignia Board. The Vesting Rules provide that (a) awards will not vest more rapidly than 1/48 per month, subject to acceleration and forfeiture provisions, (b) an award of equity in a New Operating Entity will vest upon the occurrence of a change of control of such entity or a qualified initial public offering, and (c) upon termination of all employment with the Company and its subsidiaries, the entire portion of an award which has not vested will be forfeited back to the Company, except that in the case of termination without cause, the unvested portion of the award will immediately be vested. No payment will be made to the holder of a Restricted Equity Grant unless and until, (i) if the award relates to a New Investment Entity, the Company has received a return of its invested capital and a preferred return thereon, and (ii) if the award relates to a New Operating Entity, subject to certain conditions, one of several specified liquidity events has occurred and the Company has received a return of its invested capital and a preferred return thereon. In the event that the recipient of any Restricted Equity Grant forfeits all or a portion of such award, then the equity interests underlying such Restricted Equity Grant may be re-granted by Mr. Farkas pursuant to a new Restricted Equity Grant to any other then-eligible person.

                               PERFORMANCE GRAPH


     The following graph compares the cumulative total stockholder return on the Common Stock with the cumulative total stockholder return of the New York Stock Exchange Composite Index (the "NYSE Index") and a peer group index.* The graph assumes that a $100 investment was made on September 21, 1998 (the date of the Spin-Off) in each of the Common Stock, NYSE Index and the peer group index, and that all dividends were reinvested quarterly.


                  COMPARISON OF CUMULATIVE TOTAL RETURN AMONG
                        INSIGNIA FINANCIAL GROUP, INC.,
                     THE NYSE INDEX AND A PEER GROUP INDEX

COMPANY/INDEX/PEER GROUP          9/21/98     12/31/98      12/31/99
------------------------------   ---------   ----------   -----------
   Insignia ..................      $100      $ 94.17       $ 67.48
   NYSE Index ................      $100      $117.42       $128.16
   Peer Group Index ..........      $100      $ 92.46       $ 44.04

[GRAPHIC OMITTED]


----------
* Based on information for a self-constructed peer group consisting of the common stock of the following companies, which companies constitute the property services universe as reported by the Bank of America Securities Research Department: Grubb & Ellis Company, CB Richard Ellis Services, Inc., Trammell Crow Company and Jones Lang LaSalle Inc.

     The foregoing graph is based on historical data and is not necessarily indicative of future performance. This graph shall not be deemed to be "soliciting material" or to be "filed" with the Commission or subject to Regulations 14A and 14C under the Exchange Act or to the liabilities of Section 18 under the Exchange Act.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's directors, executive officers and persons who beneficially own more than 10% of the Company's outstanding Common Stock to file with the Commission initial reports of ownership and reports of changes in ownership of the Common Stock. Based solely upon a review of Forms 3, 4 and 5 furnished to the Company with respect to fiscal 1999, the Company is not aware of any person who was a director, executive officer or beneficial owner or more than 10% of its outstanding Common Stock, during (or with respect to) the prior fiscal year, who failed to file with the Commission on a timely basis reports required by Section 16(a) of the Exchange Act, except that the following persons reported changes in their beneficial ownership of the Company's Common Stock with respect to the following transactions in year-end filings on Form 5 rather than earlier in the year:

   (i) In connection with the distribution of shares of Common Stock of Insignia by Metropolitan Acquisition Partners, V, L.P. to its partners in December 1998, Mr. Andrew L. Farkas, on April 28, 1999, transferred such shares to three executive officers in satisfaction of a personal obligation of Mr. Farkas created in 1995.

   (ii) James A. Aston, Chief Financial Officer of Insignia, received a liquidating distribution from U.S. Shelter Corporation of shares of the company's Common Stock on October 20, 1999.


EMPLOYEE LOANS

     Former Parent made a loan to Mr. Siegel in the amount of $1,000,000 pursuant to the terms of the Siegel Employment Agreement. The loan was assumed by Insignia when Insignia assumed the Siegel Employment Agreement in connection with the Spin-Off. The principal amount of the loan and interest thereon is being forgiven ratably over a five year period which began on July 1, 1998. The interest rate on Mr. Siegel's loan is the same as the interest rate applicable to funds borrowed by Insignia on its revolving credit facility, which rate was approximately 7.5% at December 1999. As of March 31, 2000, $361,111 principal amount of such loan remained outstanding. In November 1998, Insignia made a separate loan, pursuant to the Insignia Financial Group, Inc. 1998 Supplemental Stock Purchase and Loan Program (the "Supplemental Stock Purchase and Loan Program"), of $999,999 to Mr. Siegel to purchase shares of Common Stock, which loan is secured by such shares. Mr. Siegel has agreed to repay the principal amount of the loan and interest thereon (at a rate of 7.5% per annum) in 40 equal quarterly installments commencing on March 31, 1999 and ending on December 31, 2008. As of March 31, 2000, $911,703 principal amount of such loan remained outstanding.

     On January 1, 1999, Insignia/ESG made a loan in the amount of $500,000 to Mr. Siegel. The interest rate on Mr. Siegel's loan is the same as the interest rate applicable to funds borrowed by Insignia on its revolving credit facility, which rate was approximately 7.5% at December 1999. At March 31, 2000, $291,666 of the principal amount of such loan remained outstanding. The loan will become due upon the earlier of (i) Mr. Siegel's voluntary termination of his employment with Insignia/ESG, (ii) the termination of Mr. Siegel's employment with Insignia/ESG for cause or (iii) April 1, 2002. Insignia/ESG will forgive $166,667 of the principal amount of the loan on an annual basis to the extent that Insignia/ESG meets or exceeds its annual budgeted Net EBITDA, as established by Insignia/ESG and the Insignia Board, after reduction for all bonus compensation and certain other items. In the event that the applicable $166,667 is not forgiven in a particular year because Insignia's actual Net EBITDA is less than budgeted Net EBITDA (a "Shortfall"), and in a subsequent year Insignia/ESG exceeds its budgeted Net EDITDA (a "Surplus"), then the unforgiven amount from the prior year shall be forgiven if the Surplus exceeds the prior year's Shortfall. Any outstanding principal balance and accrued interest on the loan will be forgiven upon the death or disability of Mr. Siegel.

     Pursuant to the Supplemental Stock Purchase and Loan Program, Insignia made a loan in the amount of $100,000 to Andrew J.M. Huntley, a director and a member of the Office of the Chairman of Insignia, to purchase shares of Common Stock, which loan is secured by such shares. Mr. Huntley has agreed to repay the principal amount of the loan and interest thereon (at a rate of 7.5% per annum) in 40 equal quarterly installments commencing on March 31, 1999 and ending on December 31, 2008. As of March 31, 2000, $91,162 of the principal amount of such loan remained outstanding.

     Pursuant to the Supplemental Stock Purchase and Loan Program, Insignia made a loan in the amount of $193,125 to Jeffrey P. Cohen, Executive Vice President of Insignia, to purchase shares of Common Stock, which loan is secured by such shares. Mr. Cohen has agreed to repay the principal amount of the loan and interest thereon (at a rate of 7.5% per annum) in 40 equal quarterly installments commencing on March 31, 1999 and ending on December 31, 2008. As of March 31, 2000, $176,072.27 of the principal amount of such loan remained outstanding.


              PROPOSAL 2: APPROVAL OF AMENDMENT TO THE COMPANY'S
                      EXECUTIVE PERFORMANCE INCENTIVE PLAN

     The Insignia Board has approved an amendment to the Incentive Plan which will, if it is approved by the stockholders, increase the maximum amount an individual may receive under the Incentive Plan for any fiscal year from $3,000,000 to $5,000,000. It is currently contemplated that annual incentive bonus compensation targets for certain key executives, including Andrew L. Farkas, may be set at levels in excess of $3,000,000. The purpose of the amendment is to enable the Company to deduct for federal income tax purposes the full amount of incentive bonus compensation up to $5,000,000 that may be paid to any key executive officer of the Company in the event that the executive officer meets or exceeds performance objectives determined by the Compensation Committee in accordance with the Incentive Plan.

     The Incentive Plan provides for annual incentive payments to key executives of Insignia, its subsidiaries or its parent, if any, (as such terms are defined in the Incentive Plan) based upon the performance of Insignia (or a subsidiary division or other operational unit). The Incentive Plan is based on a strong pay-for-performance philosophy and provides a direct linkage between Insignia's performance and compensation. A central element of this philosophy is to link a significant portion of annual cash compensation to the attainment of annual financial objectives. The following description of the Incentive Plan is a summary and is qualified in its entirety by reference to the Incentive Plan, a copy of which may be obtained upon written request to Insignia's Investor Relations Department at 200 Park Avenue, New York, New York 10166.

     Section 162(m) of the Code generally disallows a Federal income tax deduction to any publicly held corporation for compensation paid in excess of $1 million in any taxable year to the chief executive officer or any of the four other most highly compensated executive officers. Insignia intends to structure awards under the Incentive Plan so that compensation resulting therefrom would be qualified "performance based compensation" eligible for continued deductibility.

     The Incentive Plan currently provides that no individual may receive for any fiscal year an amount under the Incentive Plan which exceeds $3,000,000. If the proposed amendment to the Incentive Plan is approved, the forgoing amount would be increased to $5,000,000.

     Plan Administration. The Incentive Plan is administered by the Compensation Committee which is intended to consist entirely of non-employee directors who meet the criteria of "outside director" under Section 162(m) of the Code. The Compensation Committee selects the key executives of Insignia who shall receive awards, the target pay-out level and the performance targets. The Compensation Committee certifies the level of attainment of performance targets. Currently, approximately 6 key executives are eligible to receive awards under the Incentive Plan.

     Performance Criteria. Participants in the Incentive Plan are eligible to receive an annual cash performance award based on attainment by Insignia and/or a subsidiary, division or other operational unit of Insignia of specified performance goals to be established for each fiscal year by the Compensation Committee. The performance award will be payable as soon as administratively feasible following the end of the fiscal year with respect to which the payment relates, but only after the Compensation Committee certifies that the performance goals have been attained. A participant and Insignia may agree to defer all or a portion of a performance award in a written agreement executed prior to the beginning of the fiscal year to which the performance award relates in accordance with any deferred compensation program in effect applicable to such participant. Any deferred performance award will increase (between the date on which it is credited to any deferred compensation program and the payment date) by a measuring factor for each fiscal year greater than the interest rate on thirty year Treasury Bonds on the first business day of such fiscal year compounded annually, as elected by the participant in the deferral agreement.

     Code Section 162(m) requires that performance awards be based upon objective performance measures. The performance goals will be based on one or more of the following criteria: (i) revenues, income before income taxes and extraordinary income, net income, earnings before income tax, earnings before interest, taxes, depreciation and amortization, funds from operation of real estate investments or a combination of any or all of the foregoing; (ii) after-tax or pre-tax profits; (iii) operational cash flow; (iv) level of, reduction of, or other specified objectives with regard to Insignia's bank debt or other long-term or short-term public or private debt or other similar financial obligations; (v) earnings per share or earnings per share from continuing operations; (vi) return on capital employed or return on invested capital; (vii) after-tax or pre-tax return on stockholders' equity; (viii) economic value added targets; (ix) fair market value of the shares of Common Stock; and (x) the growth in the value of an investment in Common Stock assuming the reinvestment of dividends. In addition, such performance goals may be based upon the attainment of specified levels of Insignia (or a subsidiary, division or other operational unit of Insignia) performance under one or more of the measures described above relative to the performance of other corporations. To the extent permitted under the Code, the Compensation Committee may: (i) designate additional business criteria on which the performance goals may be based; or (ii) adjust, modify or amend the aforementioned business criteria.

     Amendment of the Incentive Plan. The Incentive Plan may be amended or discontinued by the Insignia Board at any time. However, approval by the stockholders of Insignia is required for an amendment that increases the maximum payment which may be made to any individual for any fiscal year above the award limits outlined above and specified in the Incentive Plan, materially alters the business criteria on which performance goals are based, increases the maximum annual measuring factor for deferred amounts, changes the class of eligible employees or otherwise requires stockholder approval under Code
Section 162(m).


VOTE REQUIRED

     The affirmative vote of a majority of the shares voted at the meeting is required for the approval of the proposed amendment to the Stock Plan.


RECOMMENDATION OF THE BOARD OF DIRECTORS


                THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A
                    VOTE FOR THE ADOPTION OF THIS PROPOSAL.


        PROPOSAL 3: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors requests that the stockholders ratify its selection of E&Y to serve as the Company's independent auditors for the fiscal year ending December 31, 2000. E&Y examined the consolidated financial statements of the Company for the fiscal year ended December 31, 1999. Representatives of E&Y will be present at the Annual Meeting to make a statement if they desire to do so and to respond to questions by stockholders.


VOTE REQUIRED

     The affirmative vote of a majority of the shares voted at the meeting is required for the ratification of the Insignia Board's selection of E&Y as the Company's independent auditors for the fiscal year ending December 31, 2000.

RECOMMENDATION OF THE BOARD OF DIRECTORS


                THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A
                    VOTE FOR THE ADOPTION OF THIS PROPOSAL.


                             STOCKHOLDER PROPOSALS

     ADVANCE NOTICE PROCEDURES. Under the Company's bylaws, no business may be brought before an annual meeting unless it is brought before the meeting by or at the direction of the Board or by a stockholder entitled to vote who has delivered notice to the Company (containing certain information specified in the bylaws) not less than 50 or more than 80 days prior to the scheduled date for the annual meeting. If the Company gives less than 60 days' notice or prior public disclosure of the scheduled date for the annual meeting, such notice to be timely must be delivered to the Company not later than the close of business on the 10th day following the earlier of the day on which a notice of the date of the meeting was mailed or the day on which such public disclosure was made. These requirements are separate from and in addition to the SEC's requirements that a stockholder must meet in order to have a stockholder proposal included in the Company's proxy statement.

     STOCKHOLDER PROPOSALS FOR THE 2001 ANNUAL MEETING. Stockholders interested in submitting a proposal for inclusion in the proxy materials for the Company's annual meeting of stockholders in 2001 may do so by following the procedures prescribed in SEC Rule 14a-8. To be eligible for inclusion, stockholder proposals must be received by the Company's Corporate Secretary no later than January 31, 2000.


                                 OTHER MATTERS

     Upon written request addressed to the Company's Director of Investor Relations at 200 Park Avenue, New York, New York 10166 from any person solicited herein, the Company will provide, at no cost, a copy of its Annual Report on Form 10-K for the fiscal year ended December 31, 1999, as amended.

     Management of the Company does not know of any matters to be brought before the Annual Meeting other than the matters set forth in the Notice of Annual Meeting of Stockholders and matters incident to the conduct of the Meeting. However, if any other matters should properly come before the Annual Meeting, the persons named in the enclosed form of proxy will have discretionary authority to vote all proxies with respect thereto in accordance with their best judgment.



DATED: May 31, 2000                  BY ORDER OF THE BOARD OF DIRECTORS




                                     Adam B. Gilbert
                                     Secretary

                        INSIGNIA FINANCIAL GROUP, INC.

                         ANNUAL MEETING OF STOCKHOLDERS

                               PROSKAUER ROSE LLP
                                 1585 BROADWAY
                                   26TH FLOOR
                              NEW YORK, NEW YORK

                                  JULY 5, 2000
                                  11:00 A.M.








                              FOLD AND DETACH HERE
--------------------------------------------------------------------------------

                         INSIGNIA FINANCIAL GROUP, INC.
      PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY
               FOR ANNUAL MEETING OF STOCKHOLDERS -- JULY 5, 2000

The undersigned stockholder of Insignia Financial Group, Inc. (the "Company") hereby appoints Andrew L. Farkas and Adam B. Gilbert, and each of them, proxies of the undersigned with full power of substitution to vote at the Annual Meeting of Stockholders of the Company to be held on Wednesday, July 5, 2000, beginning at 11:00 a.m., local time, at Proskauer Rose LLP, 1585 Broadway, 26th Floor, New York, New York 10036 and at any postponement or adjournment thereof, the number of votes which the undersigned would be entitled to cast if personally present:

(1) Election of Directors

         [ ] FOR                                   [ ]  WITHHOLD AUTHORITY
            all nominees listed below (except as
            marked to the contrary below)

            Robin L. Farkas   Robert J. Denison   H. Strauss Zelnick

INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, DRAW A
              LINE THROUGH OR STRIKE OUT THAT NOMINEE'S NAME WHERE SET FORTH ABOVE.

(2) Proposal to amend the Insignia 1998 Executive Incentive Performance Plan

         [ ] FOR         [ ] AGAINST         [ ] ABSTAIN

(3) Proposal to ratify the appointment of Ernst & Young LLP as the Company's Independent Auditors for the fiscal year ending December 31, 2000

         [ ] FOR         [ ] AGAINST         [ ] ABSTAIN

(4) To consider and act upon any other matter which may properly come before the meeting or any adjournment thereof all as more particularly described in the Proxy Statement dated May 31, 2000, relating to such meeting, receipt of which is hereby acknowledged.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2 AND PROPOSAL 3.



                                      Dated                          , 2000
                                           -------------------------


                                      -----------------------------------------

                                            Signature(s) of Stockholder(s)


                                      -----------------------------------------


                                      -----------------------------------------

                                            Print Name(s) of Stockholder(s)



                                      Please sign your name exactly as it
                                      appears hereon. Joint owners must each
                                      sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as it appears hereon.